Exhibit 99.1

Wright Express Reports Second Quarter 2012 Financial Results

Strong execution drives solid quarterly performance as well as expansion of business domestically and abroad

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--August 1, 2012--Wright Express Corporation (NYSE: WXS), a leading provider of value-based business payment processing and information management solutions, today reported financial results for the three months ended June 30, 2012.

Second Quarter Financial Results

Total revenue for the second quarter of 2012 increased 8% to $153.1 million from $141.3 million for the second quarter of 2011. Net income to common shareholders on a GAAP basis was $30.3 million, or $0.78 per diluted share, compared with $40.6 million, or $1.04 per diluted share, for the second quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the second quarter of 2012 increased 10% to $39.1 million, or $1.00 per diluted share, from $35.5 million, or $0.91 per diluted share, for the same period a year ago.

Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. The Company's GAAP financial results include an unrealized pre-tax, non-cash, mark-to-market gain of $24.6 million dollars for the second quarter of 2012. See Exhibit 1 for a full reconciliation of adjusted net income.

“We are pleased with our second quarter results as steady execution against our multi-pronged growth strategy led to further expansion in our core fleet business and strong performance in our other payments segment,” commented Michael Dubyak, Chairman, President and Chief Executive Officer. “In our fleet business, we drove strong vehicle growth through the signing of new customers, in spite of the sluggish U.S. economy. We also made considerable progress towards diversifying our business as we penetrated new verticals with our single-use virtual card and continued to build out our geographic footprint with the acquisition of CorporatePay. While we foresee fuel prices becoming a headwind in the second half of the year, we remain confident in our long term prospects. Furthermore, we plan to continue to invest in our business as fundamentals remain strong and opportunities for growth persist.”

Second Quarter 2012 Performance Metrics

  Average number of vehicles serviced worldwide was approximately 6.7 million, an increase of 7% from the second quarter of 2011.
  Total fuel transactions processed increased 3% from the second quarter of 2011 to 83.3 million. Payment processing transactions increased 1% to 63.9 million; transaction processing transactions increased 8% to 19.4 million.
  Average expenditure per payment processing transaction decreased 0.4% from the second quarter of 2011 to $75.47.
  Domestic retail fuel price decreased 2% to $3.79 per gallon from $3.86 per gallon in the second quarter of 2011.
  Total corporate card purchase volume grew 49% to $2.8 billion, from $1.9 billion for the second quarter of 2011.

Financial Guidance and Assumptions

“Our updated guidance for the full year of 2012 predominately reflects the impact of lower fuel prices, coupled with an adverse impact from foreign currency movements and slight dilution from the acquisition of CorporatePay. Given the economic environment, we are also anticipating softness in our same store sales to persist. Looking ahead, we continue to be well positioned to execute our strategy and drive sustainable growth over the near and long-term,” said Steve Elder, Senior Vice President and Chief Financial Officer.

  For the third quarter of 2012, Wright Express expects revenue in the range of $153 million to $158 million and adjusted net income in the range of $42 million to $45 million, or $1.08 to $1.15 per diluted share.
  For the full-year 2012, the Company expects revenue in the range of $591 million to $601 million and adjusted net income to be in the range of $156 million to $162 million, or $4.00 to $4.15 per diluted share.

Third quarter 2012 guidance is based on an assumed average U.S. retail fuel price of $3.46 per gallon, and approximately 39 million shares outstanding. Full-year 2012 guidance is based on an assumed average U.S. retail fuel price of $3.55 per gallon and approximately 39 million shares outstanding. In addition, the fuel prices referenced above are based on the applicable NYMEX futures price which may not reflect the actual prices during the quarter. Wright Express is assuming the exchange rate of the Australian dollar will remain at a premium to the US dollar. The Company's guidance also assumes that third quarter 2012 domestic fleet credit loss will range between 9 and 14 basis points, and that domestic fleet credit loss for full-year 2012 will range between 9 and 12 basis points.

The Company's guidance does not reflect the impact of any future stock repurchases that may occur in 2012. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles as well as the related tax impacts.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the second quarters of 2012 and 2011.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended June 30, 2012. This table is presented as Exhibit 2. The Company is also providing selected segment review information for the three months ending June 30, 2012 and 2011 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, Wright Express will host a conference call today, August 1, 2012, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, http://www.wrightexpress.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. A replay of the webcast will be available on the Company's website.

About Wright Express

Wright Express (NYSE:WXS) is a leading provider of value-based, business payment processing and information management solutions. The Company's fleet, corporate and prepaid payment solutions provide its more than 350,000 customers with unparalleled security and control across a wide spectrum of business sectors. The Company's operations include Wright Express Financial Services, Pacific Pride, rapid! PayCard, Wright Express Prepaid Cards Australia, Wright Express Fuel Cards Australia and CorporatePay Limited, England. Wright Express and its subsidiaries employ more than 900 associates in six countries. For more information about Wright Express, please visit wrightexpress.com.

Forward Looking Statement

This press release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for fuel prices and foreign currency movements in 2012; management’s expectations for corporate investment in 2012 and beyond; management’s expectations for its customers’ behaviors in 2012 and beyond; management’s expectations for the Company’s performance in 2012 and beyond; management’s expectations for future performance against corporate strategy; expectations for efforts to continue growth; and, confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns and the commercial activity of fleets; the effects of the Company’s international business expansion and integration efforts and any failure of those efforts; the impact and range of credit losses; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liability, or loss of relationships with customers or merchants; the Company’s failure to successfully integrate the businesses it has acquired; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of the Company's Annual Report for the year ended December 31, 2011, filed on Form 10-K with the Securities and Exchange Commission on February 28, 2012 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Revenues
Fleet payment solutions	$114,685	$113,648	$223,832	$212,182
Other payment solutions	38,379	27,624	69,354	49,180

Total revenues	153,064	141,272	293,186	261,362

Expenses
Salary and other personnel	29,963	26,410	58,678	52,104
Service fees	24,770	18,194	45,078	31,204
Provision for credit losses	4,184	6,128	9,227	11,787
Technology leasing and support	4,874	4,022	9,141	7,956
Occupancy and equipment	3,214	2,820	6,030	6,085
Depreciation and amortization	11,397	10,908	22,714	21,877
Operating interest expense	1,076	1,461	2,187	2,739
Cost of hardware and equipment sold	784	825	1,511	1,876
Other	9,922	9,329	17,777	18,387

Total operating expenses	90,184	80,097	172,343	154,015

Operating income	62,880	61,175	120,843	107,347

Financing interest expense	(2,290)	(3,548)	(4,575)	(5,987)
(Loss) gain on foreign currency transactions	(472)	4	(492)	492
Decrease in tax refund due to former
shareholders of RD Card Holdings Australia	9,750	—	9,750	—
Net realized and unrealized gains (losses) on fuel price derivatives	20,792	6,232	1,980	(18,943)

Income before income taxes	90,660	63,863	127,506	82,909

Provision for income taxes	60,325	23,248	73,935	30,179

Net income	30,335	40,615	53,571	52,730

Other comprehensive income
Changes in available-for-sale securities, net of tax effect of $51 and
$41 in 2012 and $39 and $33 in 2011	86	68	70	56
Changes in interest rate swaps, net of tax effect of $— and $35
in 2012 and $40 and $81 in 2011	—	69	60	139
Foreign currency translation	(9,819)	10,798	(1,817)	18,481

Total other comprehensive income	$20,602	$51,550	$51,884	$71,406

Earnings per share:
Basic	$0.78	$1.05	$1.38	$1.37
Diluted	$0.78	$1.04	$1.37	$1.36

Weighted average common shares outstanding:
Basic	38,883	38,722	38,852	38,619
Diluted	39,084	38,947	39,114	38,915

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30, 2012	December 31, 2011

Assets
Cash and cash equivalents	$208,002	$25,791
Accounts receivable (less reserve for credit losses of $8,520 in 2012 and $11,526 in 2011)	1,532,421	1,323,915
Income taxes receivable	—	7,755
Available-for-sale securities	16,612	17,044
Fuel price derivatives, at fair value	11,003	410
Property, equipment and capitalized software (net of accumulated depreciation of
$118,199 in 2012 and $109,133 in 2011)	65,281	62,078
Deferred income taxes, net	113,048	143,524
Goodwill	568,931	549,504
Other intangible assets, net	109,778	109,656
Other assets	90,562	38,383

Total assets	$2,715,638	$2,278,060

Liabilities and Stockholders' Equity
Accounts payable	$523,743	$409,226
Accrued expenses	48,040	54,738
Income taxes payable	10,180	—
Deposits	961,615	693,654
Borrowed federal funds	—	6,900
Revolving line-of-credit facilities and term loan	320,700	295,300
Amounts due under tax receivable agreement	88,628	92,763
Fuel price derivatives, at fair value	—	415
Other liabilities	5,793	15,749

Total liabilities	1,958,699	1,568,745

Commitments and contingencies

Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized, 42,452 in 2012
and 42,252 in 2011 shares issued; 38,774 in 2012 and 38,765 in 2011 shares outstanding	425	423
Additional paid-in capital	153,308	146,282
Retained earnings	686,960	633,389
Other comprehensive income (loss), net of tax:
Net unrealized gain on available-for-sale securities	270	200
Net unrealized loss on interest rate swaps	—	(60)
Net foreign currency translation adjustment	28,631	30,448

Accumulated other comprehensive income	28,901	30,588

Less treasury stock at cost, 3,766 shares in 2012 and 3,566 in 2011	(112,655)	(101,367)

Total stockholders' equity	756,939	709,315

Total liabilities and stockholders’ equity	$2,715,638	$2,278,060

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended June 30,
	2012	2011

Cash flows from operating activities
Net income	$53,571	$52,730
Adjustments to reconcile net income to net cash used for operating activities:
Fair value change of fuel price derivatives	(11,008)	6,943
Stock-based compensation	6,151	4,574
Depreciation and amortization	23,412	23,139
Deferred taxes	27,425	4,750
Provision for credit losses	9,227	11,787
Loss on disposal of property and equipment	125	592
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(217,007)	(409,223)
Other assets	(52,864)	(8,627)
Accounts payable	114,143	196,591
Accrued expenses	(7,539)	2,099
Income taxes	17,770	10,441
Other liabilities	(9,824)	(536)
Amounts due under tax receivable agreement	(4,135)	(4,040)

Net cash used for operating activities	(50,553)	(108,780)

Cash flows from investing activities
Purchases of property and equipment	(15,934)	(12,417)
Purchases of available-for-sale securities	(154)	(1,797)
Maturities of available-for-sale securities	698	585
Acquisition of CorporatePay, net of cash	(27,783)	—
Acquisition of ReD - adjustment	—	3,734
Acquisition of rapid!, net of earn out	—	(8,081)

Net cash used for investing activities	(43,173)	(17,976)

Cash flows from financing activities
Excess tax benefits from share-based payment arrangements	2,444	3,659
Repurchase of share-based awards to satisfy tax withholdings	(2,940)	(2,387)
Proceeds from stock option exercises	1,373	2,675
Net increase in deposits	267,961	238,650
Net decrease in borrowed federal funds	(6,900)	(50,084)
Loan origination fee paid for 2011 revolving line-of-credit facility	—	(6,184)
Net repayments on 2007 revolving line-of-credit facility	—	(332,300)
Repayments on term loan	—	(75,000)
Net borrowings in 2011 revolving line-of-credit facility	30,400	189,000
Borrowings on 2011 term note agreement	—	200,000
Repayment of 2011 term note agreement	(5,000)	(2,500)
Purchase of shares of treasury stock	(11,288)	—

Net cash provided by financing activities	276,050	165,529

Effect of exchange rate changes on cash and cash equivalents	(113)	194

Net change in cash and cash equivalents	182,211	38,967
Cash and cash equivalents, beginning of period	25,791	18,045

Cash and cash equivalents, end of period	$208,002	$57,012

Supplemental cash flow information
Interest paid	$6,432	$7,135
Income taxes paid	$26,319	$10,714

Significant non-cash transaction
Acquisition of rapid! – estimated earn out	$—	$10,000
Reduction of rapid! – estimated earn out	$839	$—

Exhibit 1
Reconciliation of Adjusted Net Income to GAAP Net Income
Three and Six Months Ended June 30, 2012 and 2011
(in thousands)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Adjusted net income	$39,079	$35,545	$74,646	$64,711
Unrealized gains (losses) on fuel price derivatives	24,563	13,875	11,008	(6,943)
Amortization of acquired intangible assets	(4,984)	(5,379)	(10,070)	(10,944)
Change in tax refund due to former shareholders of RD Card Holdings Australia	9,750	–	9,750	–
Tax impact	(38,073)	(3,426)	(31,763)	5,906

Net income	$30,335	$40,615	$53,571	$52,730

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes the amortization of purchased intangibles, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreement including the former shareholder of RD Card Holdings Australia. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles and related tax refund due to former shareholders of RD Card Holdings Australia have no impact on the operations of the business.

For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company's GAAP tax provision and a pro forma tax provision based upon the Company's adjusted net income before taxes. The methodology utilized in calculating the Company's adjusted net income tax provision is the same methodology utilized in calculating the Company's GAAP tax provision.

Exhibit 2
Selected Non-Financial Metrics

	Q2 2012	Q1 2012	Q4 2011	Q3 2011	Q2 2011
Fleet Payment Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	63,912	60,557	60,598	65,230	63,187
Gallons per payment processing transaction	19.5	19.5	19.6	19.3	19.2
Payment processing gallons of fuel (000s)	1,243,466	1,178,090	1,185,522	1,261,088	1,214,032
Average US fuel price (US$ / gallon)	$3.79	3.72	3.53	3.70	3.86
Average Australian fuel price (US$ / gallon)	$5.60	5.80	5.45	5.50	5.70
Payment processing $ of fuel (000s)	$4,823,656	4,503,698	4,304,150	4,778,493	4,787,730
Net payment processing rate	1.63%	1.64%	1.66%	1.64%	1.64%
Fleet payment processing revenue (000s)	$78,451	73,855	71,276	78,381	78,444

Other Payment Solutions – Payment Processing Revenue:*
Payment solutions purchase volume (000s)	$2,822,657	2,189,578	2,018,097	2,404,668	1,900,736
Net interchange rate	0.90%	0.90%	0.98%	0.99%	0.97%
Payment solutions processing revenue (000s)	$25,417	19,747	19,845	23,723	18,502

*Excludes prepaid payroll card

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate charge card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that Wright Express records as revenue less any discounts given to customers.

Exhibit 3
Segment Revenue Information
Three and Six Months Ended June 30, 2012 and 2011
(in thousands)
(unaudited)

Fleet Payment Solutions

(in thousands, except per	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
transaction and per gallon data)	2012	2011	Amount	Percent	2012	2011	Amount	Percent

Revenues
Payment processing revenue	$78,451	$78,444	$7	0%	$152,306	$144,099	$8,207	6%
Transaction processing revenue	4,157	4,291	(134)	(3)%	8,138	8,167	(29)	(0)%
Account servicing revenue	15,481	14,597	884	6%	30,935	28,406	2,529	9%
Finance fees	11,629	11,024	605	5%	22,818	21,030	1,788	9%
Other	4,967	5,292	(325)	(6)%	9,635	10,480	(845)	(8)%

Total revenues	114,685	113,648	1,037	1%	223,832	212,182	11,650	5%

Other Payment Solutions

	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
(in thousands)	2012	2011	Amount	Percent	2012	2011	Amount	Percent

Revenues
Payment processing revenue	$25,913	$18,756	$7,157	38%	$46,078	$33,319	$12,759	38%
Transaction processing revenue	1,559	1,712	(153)	(9)%	3,597	3,600	(3)	(0)%
Account servicing revenue	1,220	799	421	53%	2,264	1,039	1,225	118%
Finance fees	148	212	(64)	(30)%	319	339	(20)	(6)%
Other	9,539	6,145	3,394	55%	17,096	10,883	6,213	57%

Total revenues	38,379	27,624	10,755	39%	69,354	49,180	20,174	41%

CONTACT:
News media contact:
Wright Express
Jessica Roy, 207-523-6763
Jessica_Roy@wrightexpress.com
or
Investor contact:
Wright Express
Michael E. Thomas, 207-523-6743
Michael_Thomas@wrightexpress.com